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                                                                     EXHIBIT 5.1


                  [Letterhead of Gibson, Dunn & Crutcher LLP]

                                November 17, 1999


(415) 393-8200                                                     C 72711-00023

PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, California 94588

      Re: Registration Statement on Form S-4 of PeopleSoft, Inc.

Ladies and Gentlemen:

      We refer to the registration statement on Form S-4 filed on the date hereof, including amendments and exhibits thereto (the "Registration Statement"), filed by PeopleSoft, Inc., a Delaware corporation (the "Corporation"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance by the Corporation of up to an aggregate of 25,892,462 shares (the "Shares") of its common stock, par value $.01 per share ("Common Stock"), upon consummation of the proposed merger of Vickers Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, with and into The Vantive Corporation, a Delaware corporation, (the "Merger").

      We have examined the originals or certified copies of such corporate records, certificates of officers of the Corporation and/or public officials and such other documents, and have made such other factual and legal investigations, as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

      Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Corporation of the Shares in connection with the Merger

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PeopleSoft, Inc.
November 17, 1999
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has been duly authorized and (ii) when issued as described in the Registration
Statement, the Shares will be legally and validly issued, fully paid and non-assessable shares of Common Stock.

      We are admitted to practice in the State of California and are not admitted to practice in the State of Delaware. However, for the limited purpose of our above opinions, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render these opinions with respect to a Delaware corporation. This opinion is limited to the law of the State of California, United States federal law and, to the limited extent set forth above, the DGCL as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions "Background of the Merger," "Material Federal Income Tax Consequences," and "Legal Matters" in the Proxy Statement/Prospectus which forms a part of the Registration Statement filed on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                    Very truly yours,

                                    /s/ GIBSON, DUNN & CRUTCHER LLP

                                    GIBSON, DUNN & CRUTCHER LLP